Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the ordinary shares, $0.0001 par value, of Gorilla Technology Group Inc., a Cayman Islands exempted company, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of October 5, 2023.

SBI & CAPITAL 22 JV FUND II, L.P.

By: SBI & Capital 22 Management II Co. Ltd., its General Partner

By:	/s/ Hsin-Hsin Lee
Name:	Hsin-Hsin Lee
Title:	Chairman

SBI & CAPITAL 22 MANAGEMENT II CO. LTD.

By:	/s/ Hsin-Hsin Lee
Name:	Hsin-Hsin Lee
Title:	Chairman

SBI AI & BLOCKCHAIN INVESTMENT LPS

By: SBI Investment Co. Ltd., its General Partner

By:	/s/ Yoshitaka Kitao
Name:	Yoshitaka Kitao
Title:	Representative Director

SBI INVESTMENT CO. LTD.

By:	/s/ Yoshitaka Kitao
Name:	Yoshitaka Kitao
Title:	Representative Director

SBI HONG KONG HOLDINGS CO., LIMITED

By:	/s/ Makoto Miyazaki
Name:	Makoto Miyazaki
Title:	Director